UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2009

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32483 (Commission File Number)	61-1109077 (IRS Employer Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 9, 2009, Accuride Erie, L.P. (“Accuride Erie”), a wholly owned subsidiary of Accuride Corporation, completed the Improvement Financing (as referenced in the attached lease) related to Accuride Erie’s existing Erie, Pennsylvania, facility, removing all conditions on the effectiveness of, and finalizing, the Amended and Restated Plant Parcel Lease Agreement (the “Lease”), between Accuride Erie and Greater Erie Industrial Development Corporation (“GEIDC”).  The Lease replaces a prior lease agreement between Accuride Erie and GEIDC for the same property.  The Improvement Financing of approximately $2.5 million is to be used to fund certain building renovations, repairs and improvements.  Pursuant to the Lease, Accuride Erie will pay $27,250 each month for a total of 114 months, together with all Additional Rent set forth in the Lease, and thereafter shall pay rent of $1.00 per year.  Further, Accuride Erie made a cash security deposit of $595,000 as of the closing of the financing, a portion of which will be returned to Accuride Erie each year an specified in the Lease.  The term of the Lease is 15 years and is subject to certain tenant options to (i) take title to the buildings and convert the Lease to a ground lease for $1.00 per year and extend the Lease for an additional fifty (50) years and (ii) purchase the leased premises for $10.00 plus closing costs and transfer taxes.  The description of the terms of the Lease in this Form 8-K is qualified in full by the terms of the Lease, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                                          FINANCIAL STATEMENTS AND EXHIBITS

(d)                               Exhibits

99.1                         Amended and Restated Plant Parcel Lease Agreement, dated as of March 31, 2005 and amended and restated as of March 1, 2009, by and between Accuride Erie, L.P. and Greater Erie Industrial Development Corporation, as further amended by the attached Subordination, Non-disturbance and Attornment Agreement, dated June 9, 2009, between First National Bank of Pennsylvania, Greater Erie Industrial Development Corporation and Accuride Erie, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	June 15, 2009	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel